Exhibit 10(A)
THE PROGRESSIVE CORPORATION
2007 EXECUTIVE BONUS PLAN
1.	The Plan. The Progressive Corporation and its subsidiaries (“Progressive”) have designed an executive compensation program consisting of three components: salary, annual bonus and equity-based incentives. These components have been structured to reflect the market for executive compensation and to promote both the achievement of corporate goals and performance that is in the long-term interest of shareholders. The annual bonus component of this program is performance-based and focuses on current results.

This 2007 Executive Bonus Plan (the “Plan”) provides, in whole or in part, the annual bonus component of Progressive’s executive compensation program for Plan participants.

2.	Administration. The Plan shall be administered by or under the direction of the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of The Progressive Corporation. The Committee will have the authority to adopt, amend, revise and repeal such rules, guidelines, procedures and practices governing the Plan as it, from time to time, in its sole discretion deems advisable. The Committee will have full authority to determine the manner in which the Plan will operate, to interpret the provisions of the Plan and to make all determinations hereunder. All such interpretations and determinations will be final and binding on Progressive, all Plan participants and all other parties. No such interpretation or determination may be relied on as a precedent for any similar action or decision. The Plan will be administered by the Committee in accordance with the requirements of Section 162(m) of the Internal Revenue Code, as amended, and the rules and regulations promulgated thereunder (the “Code”).

3.	Participants; Plan Years. Executive officers of Progressive may be selected by the Committee to participate in the Plan for one or more Plan years. Plan participants may also be eligible to participate in other Progressive bonus or Gainsharing plans, as determined by the Committee. Plan years shall coincide with Progressive’s fiscal years.

4.	Formula; Maximum Bonus. Subject to the following sentence, the amount of the annual bonus earned by any participant under the Plan for any Plan year (“Annual Bonus”) will be determined by application of the following formula:
Annual Bonus = Paid Salary x Target Percentage x Performance Factor
The Annual Bonus payable to any participant with respect to any Plan year shall not exceed $5,000,000.

5.	Paid Salary. The salary rate of each Plan participant for any Plan year shall be established by the Committee no later than ninety (90) days after commencement of such Plan year. For purposes of the Plan, “Paid Salary” shall include regular, used Earned

Time Benefit, sick, holiday and funeral pay, and retroactive payments of any of the foregoing items, received by the participant during the Plan year for work or services performed by the participant as an officer or employee of Progressive, but shall exclude all other types of compensation, including, without limitation: any short-term or long-term disability payments, discretionary or other bonus or incentive payments, any dividend payments, unused Earned Time Benefit, and the earnings replacement component of any workers’ compensation award.

6.	Target Percentages. The Target Percentages for the participants in the Plan shall be determined by the Committee, but will not exceed 200% for any participant. Target Percentages may vary among Plan participants and may be changed from year to year by the Committee.

7.	The Performance Factor
A.	General

The Performance Factor shall consist of one or more of the following components: a Core Business Component, one or more Business Unit Components, an Investment Component or a Net Promoter Score Component (the “Bonus Components” or “Components”). An appropriate combination of Bonus Components will be designated for each participant, and the designated Bonus Components will be weighted, based on such participant’s assigned responsibilities, as determined by the Committee.

The relative weighting of the Bonus Components may vary among Plan participants and may be changed from year to year by the Committee.

For purposes of computing the Performance Factor for any Plan year, a performance score will be calculated for each of the designated Bonus Components, based on the performance of the business(es), product(s) or function(s) being measured by that Component, as described below. The performance score will equal 1.0 if specified performance objectives are achieved, and can vary from 0 to 2.0, based on actual performance versus the pre-established objectives. The performance score achieved for each of the designated Bonus Components will then be multiplied by the applicable weighting factor to produce a weighted performance score for that Component. The sum of the weighted performance scores for the applicable Bonus Components will equal the Performance Factor, which can likewise vary from 0 to 2.0. The Performance Factor cannot exceed 2.0, regardless of results.

Actual performance results achieved for any Plan year, which will be used to calculate the performance score achieved for each of the applicable Bonus Components, must be certified by the Committee prior to payment of the Annual Bonus.

B.	Core Business Component

The Core Business Component measures the overall operating performance of Progressive’s Core Business for the Plan year for which an Annual Bonus payment is to be made. The Core Business will consist of the Drive (Agency) business unit, the Direct business unit, the Commercial Auto business unit, the Special Lines business unit and/or such other business unit(s) (as described below), if any, as shall be designated and defined by the Committee for the Plan year (the “Core Business Units”). The performance score for this Component is based on the operating performance results for the Core Business Units for the Plan year in question.

In the discretion of the Committee, the performance score for the Core Business may be determined either by the performance of the Core Business considered as a whole or by the weighted performance results of the individual Core Business Units.
1.	Performance Score Determined by Weighted Operating Results of Core Business Units

Each Plan year, one or more separate performance matrices for each Core Business Unit will be established by or under the direction of the Committee. Each such performance matrix will assign a performance score to various combinations of profitability and growth outcomes for the applicable Core Business Unit (or an applicable portion of a Core Business Unit), based on the following performance criteria, as determined by the Committee:
•	profitability will be measured by one of the following, as designated by the Committee:
▪	combined ratio

▪	weighted combined ratio

▪	variation in combined ratio from a targeted combined ratio

▪	cohort combined ratio (the expected lifetime combined ratio for a group of policies commencing during a specified time period)

▪	return on equity, or

▪	return on revenue, and
•	growth will be measured by changes from year to year or during a Plan year in one of the following, as designated by the Committee:
▪	policies in force

▪	vehicles insured

▪	net earned premiums

▪	earned premium per policy or per vehicle

▪	earned car years, or

▪	net written premiums.

The Committee may select different performance criteria for the various Core Business Units in a single Plan year, and the performance criteria may be changed from year to year by the Committee.

Profitability and growth will be separately determined for each of the Core Business Units (or the applicable portion of a Core Business Unit), using the performance criteria designated by the Committee for the Plan year, and will then be matched using the applicable performance matrix, to determine a performance score for each Core Business Unit (or the applicable portion of a Core Business Unit). Where more than one performance matrix is used for a particular business unit, the performance scores from each portion of such business unit, as determined by the separate performance matrix, will then be combined based on a weighting factor approved by the Committee to determine the performance score for the entire business unit.

The resulting performance scores for each Core Business Unit will then be multiplied by a weighting factor (based on the percentage of the total net earned premiums of the Core Business generated by such Core Business Unit during the Plan year or such other factor(s) as shall be approved by the Committee), the weighted performance scores will be combined and the sum of the weighted performance scores will be the performance score for the Core Business Component.

2.	Performance Score Determined by Core Business as a Whole (Single Matrix)

In the discretion of the Committee, the performance score for the overall Core Business for a Plan year may be measured using a single performance matrix, established by or under the direction of the Committee. The performance matrix will assign a performance score to various combinations of profitability and growth outcomes for the Core Business as a whole, based on the performance criteria described above, as selected by the Committee. Profitability and growth for the Core Business Units will be calculated on an aggregate basis for the applicable Plan year, and will then be matched using the performance matrix to determine a performance score for the Core Business for such Plan year.
C.	Business Unit Component

The Business Unit Component measures the performance of one or more designated business units (as described below) in terms of any one or more of the following criteria selected by the Committee:

•	profitability will be measured by one of the following, as designated by the Committee:
▪	combined ratio

▪	weighted combined ratio

▪	variation in combined ratio from a targeted combined ratio

▪	cohort combined ratio ( the expected lifetime combined ratio for a group of policies commencing during a specified time period)

▪	return on equity, or

▪	return on revenue; and
•	growth will be measured by changes from year to year or during a Plan year in one of the following, as designated by the Committee:
▪	policies in force

▪	vehicles insured

▪	net earned premiums

▪	earned premium per policy or per vehicle

▪	earned car years, or

▪	net written premiums.
A business unit may consist of a distribution channel, business group, product, class or type of business (e.g., designated types of policies written in a distribution channel or by a business group), function, process or other business category, such as new or renewal business.

The Committee may designate one or more Business Unit Components for an individual Plan participant for any Plan year and, for each such Component, will determine the applicable criteria by which performance of the unit (or an applicable portion of the business unit) will be measured, the goals to be achieved and the performance scores that will result from various levels of performance, and the relative weighting thereof. The applicable performance criteria, related goals and resulting performance scores may be set forth in one or more performance matrices, or other format approved by the Committee, for such business unit. Business Unit Components, performance criteria, goals, resulting performance scores and relative weightings may vary among participants and may be changed from year to year by the Committee.

D.	Investment Component

The Investment Component compares the investment performance of one or more segments of Progressive’s investment portfolio (each, a “Portfolio”) against the performance of selected groups of comparable investment funds, investment managers, indexes or other benchmarks (“Investment Benchmarks”) over such period or periods as shall be determined by the Committee. Such Investment Benchmarks may be risk-adjusted in accordance with such formula or other method as may be approved by the Committee. Investment results are marked to market and adjusted to include the benefit of any state premium tax abatements attributable to the Portfolio, in order to calculate total return, which is then compared against the designated Investment Benchmarks to produce a performance score, pursuant to a formula or other criteria determined by the Committee, for each Portfolio.

The applicable Portfolio or Portfolios will be identified, and the related Investment Benchmarks will be determined, by the Committee and may be changed from year to year by the Committee.

In the event that any participant’s Annual Bonus is to be determined by the performance of two or more Portfolios, the performance scores for each of the Portfolios will be weighted, based on the average amounts invested from time to time in each of such Portfolios during the Plan year or other applicable period, and the weighted performance scores for the applicable Portfolios will be then combined to produce the performance score for the Investment Component. Investment expense is not included in determining such performance score.

E.	Net Promoter Score Component

The Net Promoter Score (NPS) Component measures NPS (a survey-based measure of customer satisfaction and loyalty) for the Core Business as a whole or for a business unit (or portion thereof) against objectives, as determined by the Committee. The Committee may determine the applicable criteria by which NPS performance will be measured, the goals to be achieved, the methods to determine NPS performance, the performance scores that will result from various levels of performance and the relative weighting among the NPS results achieved by different business units, if appropriate. NPS performance criteria and goals, and relative weightings, may vary among participants and may be changed from year to year by the Committee.
8.	Timing of Payment; Deferral. The Annual Bonus for any Plan year will be paid to participants as soon as practicable after the Committee has certified performance results for the Plan year, but no later than March 15 of the immediately following year. The provisions of this Paragraph shall be subject to Paragraph 9 hereof.

Any Plan participant who is eligible to participate in The Progressive Corporation Executive Deferred Compensation Plan (“Deferral Plan”) may elect to defer all or a portion of his or her Annual Bonus otherwise payable under this Plan, subject to and in accordance with the terms of the Deferral Plan.

9.	Qualification Date; Leave of Absence; Tax Withholding. Unless otherwise determined by the Committee, in order to be entitled to receive an Annual Bonus for any Plan year, the participant must be employed by Progressive on November 30th of the Plan year (“Qualification Date”).

Any participant who is on a leave of absence covered by the Family and Medical Leave Act of 1993, personal leave of absence with the approval of Progressive, military leave or short or long-term disability on the Qualification Date with respect to any Plan year will be entitled to receive an Annual Bonus payment for such Plan year, calculated as provided in Paragraphs 4 through 7 above and based on the amount of Paid Earnings received by such participant during the Plan year.

Annual Bonus payments made to participants will be net of any legally required deductions for federal, state and local taxes and other items.

10.	Non-Assignability. The right to any of the Annual Bonuses hereunder may not be sold, transferred, assigned or encumbered by any participant. Nothing herein shall prevent any participant’s interest hereunder from being subject to involuntary attachment, levy or other legal process.

11.	Termination and Amendment. The Plan may be terminated, amended or revised, in whole or in part, at any time and from time to time by the Committee, in its sole discretion; provided that the Committee may not increase the amount of compensation payable hereunder to any participant above the amount that would otherwise be payable upon attainment of the applicable performance goals, or accelerate the payment of any portion of the Annual Bonus due to any participant under the Plan, without discounting the amount of such payment in accordance with Section 162(m) of the Code, and further provided that any amendment or revision of the Plan required to be approved by shareholders pursuant to Section 162(m) of the Code will not be effective until approved by The Progressive Corporation’s shareholders in accordance with the requirements of Section 162(m).

12.	Unfunded Obligations. The Plan will be unfunded and all payments due under the Plan will be made from Progressive’s general assets.

13.	No Employment Rights. Nothing in the Plan shall be construed as conferring upon any person the right to remain a participant in the Plan or to remain employed by Progressive, nor shall the Plan limit Progressive’s right to discipline or discharge any of its officers or employees or change any of their job titles, positions, duties or compensation.

14.	Recoupment.
A.	Progressive shall have the right to recoup any Annual Bonus paid to a participant hereunder (or an appropriate portion thereof, as hereinafter provided) with respect to any Plan year, if: (i) the Annual Bonus payment was predicated upon the achievement during such Plan year of certain financial or operating results (which includes, for purposes hereof, all of the performance criteria that are available to the Committee under Paragraph 7 above); (ii) such financial or operating results were incorrect and were subsequently the subject of a restatement by Progressive within three (3) years after the date on which such Annual Bonus was paid to the participant; and (iii) a lower payment would have been made to the participant if the restated financial or operating results had been known at the time the payment was made. Such recoupment right shall be available to Progressive whether or not the participant in question was at fault or responsible in any way in causing such restatement. In such circumstances, Progressive will have the right to recover from each participant for such Plan year, and each such participant will refund to Progressive, the amount by which the Annual Bonus paid to such participant for the Plan year in question exceeded the lower payment that would have been made based on the restated results, without interest; provided, however, that Progressive will not seek to recover such amounts unless the amount due would exceed the lesser of five percent (5%) of the Annual Bonus previously paid or twenty-thousand dollars ($20,000). Such recovery, at the Committee’s discretion, may be made by lump sum payment, installment payments, credits against future bonus payments, or other appropriate mechanism.

B.	Notwithstanding the foregoing subsection A., if any participant engaged in fraud or other misconduct (as determined by the Committee or the Board, in their respective sole discretion) resulting, in whole or in part, in a restatement of the financial or operating results used hereunder to determine the Annual Bonuses for a specific Plan year, Progressive will further have the right to recover from such participant, and the participant will refund to Progressive upon demand, an amount equal to the entire Annual Bonus paid to such participant for such Plan year plus interest at the rate of eight percent (8%) per annum or, if lower, the highest rate permitted by law, calculated from the date that such bonus was paid to the participant. Progressive shall further have the right to recover from such participant Progressive’s costs and expenses incurred in connection with recovering such Annual Bonus from the participant, including, without limitation, reasonable attorneys fees. There shall be no time limit on the Company’s right to recover such amounts under this subsection B., except as otherwise provided by applicable law.

C.	The rights contained in this Section shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under any applicable law or regulation.

15.	Right to Set Off. Progressive shall have the unrestricted right to set off against or recover out of any bonuses or other sums owed to any participant under the Plan any amounts owed by such participant to Progressive, including, without limitation, any amounts owed by such participant under Section 14 above.
16.	Shareholder Approval. The Plan is subject to approval by the holders of The Progressive Corporation’s Common Shares, $1.00 par value (“shareholders”) in accordance with the requirements of Section 162(m) of the Code, and no Annual Bonus will be paid hereunder unless the Plan has been so approved. If shareholders do not approve the Plan at the Annual Meeting of Shareholders in April 2007, this Plan shall automatically terminate and be of no further force or effect.
17.	Prior Plans. If this Plan is approved by shareholders as provided in Paragraph 16 above, this Plan shall supersede and replace The Progressive Corporation 2004 Executive Bonus Plan, as heretofore in effect (the “Prior Plan”), which is and shall be deemed to be terminated as of December 29, 2006 (the “Termination Date”); provided, that any bonuses or other sums earned under the Prior Plan with respect to any period ended on or prior to the Termination Date shall be unaffected by such termination and shall be paid to the appropriate participants when and as provided thereunder.
18.	Effective Date. This Plan is adopted and, subject to the provisions of Paragraph 16 hereof, is to be effective, as of December 30, 2006, which is the commencement of Progressive’s 2007 fiscal year. Subject to the provisions of Paragraph 16, this Plan shall be effective for the 2007 Plan year (which coincides with Progressive’s 2007 fiscal year) and for each Plan year thereafter unless and until terminated by the Committee.
18.	Ohio Law. This Plan shall be interpreted and construed in accordance with the laws of the State of Ohio.